EXHIBIT 99.3

SAUCONY, INC.

EXECUTIVE BENEFIT AGREEMENT

THIS EXECUTIVE BENEFIT AGREEMENT entered into as of June 1, 2005, by and among Saucony, Inc., a Massachusetts corporation (the “Company”), The Stride Rite Corporation, a Massachusetts corporation (the “Buyer”), and Charles Gottesman (the “Executive”).

WHEREAS, the Company and the Buyer are concurrently entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with a wholly owned subsidiary of the Buyer (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of the Buyer; and

WHEREAS, in connection with the Merger, each of the Company, the Buyer and the Executive desire to enter into an agreement relating to certain benefits to be received by Executive;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, the Buyer and the Executive agree as follows:

1. Acknowledgement of Good Reason. The Buyer acknowledges and agrees that immediately after the Effective Time (as such term is defined in the Merger Agreement) the Executive (a) shall have experienced “Good Reason” within the meaning of Section 1.4 of that certain Executive Retention Agreement by and between the Company and the Executive dated as of August 17, 2000 (the “Executive Retention Agreement”), (b) shall be deemed to have terminated his employment with the Company for Good Reason, and (c) shall be entitled to receive all of the benefits provided under Section 4.2(a) of the Executive Retention Agreement.

2. Amendment of Executive Retention Agreement. Section 4.3 of the Executive Retention Agreement is hereby amended to read in its entirety as follows:

“(a) Notwithstanding any other provision of this Agreement to the contrary, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Executive such portion, if any, of any “Contingent Compensation Payments” (as defined below) in excess of the Initial Payment (as defined below) that the Executive would otherwise be entitled to receive as may be necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.3, any Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount”.

(b) For purposes of this Section 4.3, the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation, other than the Initial Payment, that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(c) Notwithstanding any provision of this Agreement to the contrary, the Company shall pay the Executive an amount equal to $2,404,190 (the “Initial Payment”) immediately upon the occurrence of a Change in Control. Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control (other than the Initial Payment) that could reasonably be characterized (determined as provided below) as Contingent Compensation Payments shall not be made until the determination, pursuant to this Section 4.3, of which Contingent Compensation Payments shall be treated as Eliminated Payments.

(d) Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to a Change in Ownership or Control, the Company shall notify the Executive (with reasonable detail regarding the basis for its calculation) (i) which of such payments and benefits the Company believes constitute Contingent Compensation Payments and (ii) the Company’s calculation of the Eliminated Amount.

(e) Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (i) that the Executive agrees with the Company’s calculation pursuant to Subsection (d) and designating which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (ii) that the Executive disagrees with such calculation, in which case the Executive shall indicate his calculation of the Eliminated Amount.

(f) If the Executive states in the Executive Response that he agrees with the Company’s calculation pursuant to Subsection (d), the Company shall make the payments (other than the Eliminated Payments) to the Executive within three business days following delivery to the Company of the Executive Response (except for any such payments which are not due to be made until after such date, which payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s calculation pursuant to Subsection (d), then, for a period of 30 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 30-day period, such dispute shall be settled exclusively by arbitration before a single arbitrator in accordance with Section 5.1. Such dispute shall be deemed to be a claim or contest subject to the provisions of Section 5.2.

(g) The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such payments which are not due to be made until after such date, which payments shall be made on the date on which they are due). The balance of the payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(h) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.”

3. Compliance with Section 409A. Neither the Company nor the Buyer shall act or fail to act so as to cause the Executive to be subject to the additional tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended.

4. Termination of Agreement. If the Merger Agreement is terminated prior to the Effective Time in accordance with Article VIII thereof, this Executive Benefit Agreement shall become null and void and of no force and effect.

5. Ratification and Confirmation. Except to the extent amended by this Executive Benefit Agreement, the Executive Retention Agreement is, in all respects, hereby ratified and confirmed and shall continue in full force and effect.

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IN WITNESS WHEREOF, each of the Company, the Buyer and the Employee has executed this Agreement as of the day and year set forth above.

COMPANY:
Saucony, Inc.

By:	/s/ John J. Neuhauser
Title:

BUYER:
The Stride Rite Corporation

By:	/s/ David M. Chamberlain
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Charles Gottesman
Charles Gottesman